UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2013

THE ALLSTATE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11840	36-3871531
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2775 Sanders Road, Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

(847) 402-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01. Other Events.

On December 2, 2013, The Allstate Corporation (the “Registrant”) entered into a Distribution Agreement (the “Distribution Agreement”) with Incapital LLC, as purchasing agent, and the agents from time to time party thereto, with respect to the offer and sale by the Registrant of depositary shares (the “Depositary Shares”), each representing a 1/1000th interest in a share of the Registrant’s Fixed Rate Noncumulative Perpetual Preferred Stock, par value $1.00 per share and liquidation preference $25,000 per share, which may be issued in one or more series (the “Preferred Stock”).  The shares of Preferred Stock represented by the Depositary Shares, when issued, will be deposited against delivery of depositary receipts (the “Depositary Receipts”), which will evidence the Depositary Shares and will be issued by Wells Fargo Bank, N.A. (the “Depositary”) under a separate deposit agreement for each series of Preferred Stock, dated the issuance date of the first shares of such series of Preferred Stock, among the Registrant, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder.  The terms of each series of Preferred Stock will be set forth in a separate certificate of designations to be filed by the Registrant with the Secretary of State of the State of Delaware.

The Depositary Shares and Preferred Stock were registered under the Registrant’s registration statement on Form S-3 (File No. 333-181059).

The foregoing description of the Distribution Agreement is qualified in its entirety by reference to the terms of such agreement, which is filed hereto as Exhibit 1.1, and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable

(d)	Exhibits

1.1	Distribution Agreement, dated as of December 2, 2013, among the Registrant, Incapital LLC, as purchasing agent, and the agents from time to time party thereto.

12.1	Computation of Earnings to Fixed Charges Ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALLSTATE CORPORATION

	By:	/s/ Jennifer M. Hager
	Name:	Jennifer M. Hager
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Date: December 2, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT

1.1	Distribution Agreement, dated as of December 2, 2013, among the Registrant, Incapital LLC, as purchasing agent, and the agents from time to time party thereto.

12.1	Computation of Earnings to Fixed Charges Ratio.